UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Pineapple Energy Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PINEAPPLE ENERGY INC.

Supplement to Proxy Statement for the

2024 Annual Meeting of Shareholders

To be Held on July 19, 2024

The following information supplements the Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) that was filed by Pineapple Energy Inc. (the “Company,” “we,” “us” and “our”) with the Securities and Exchange Commission (the “SEC”) on May 29, 2024 and provided to the Company’s shareholders in connection with the solicitation of proxies by the Company’s Board of Directors for the Company’s 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”). The 2024 Annual Meeting was originally scheduled to be held on July 1, 2024, but which, as a result of quorum not being achieved, was adjourned to Friday, July 19, 2024 at 10:00 a.m. Central Time.

This supplement to the Proxy Statement (this “Supplement”) is being filed with the SEC on July 9, 2024. All capitalized terms not otherwise defined herein shall have the respective meanings as set forth in the Proxy Statement.

The information in this Supplement is in addition to the information provided by the Proxy Statement, and except for the changes herein, this Supplement does not modify any other information set forth in the Proxy Statement. The Proxy Statement contains important additional information and this Supplement should be read in conjunction with the Proxy Statement and with previous supplements to the Proxy Statement.

The Company is providing this Supplement solely to provide supplemental disclosure regarding certain changes in the Board of Directors that have recently occurred.

Board of Director Changes

At the time the Proxy Statement was filed, the Board consisted of the following six directors: Marilyn S. Adler, Thomas J. Holland, Scott Honour, Roger H.D. Lacey, Scott Maskin and Randall D. Sampson. Of those six directors, four are standing for re-election at the 2024 Annual Meeting (Thomas J. Holland, Scott Honour, Roger H.D. Lacey and Scott Maskin) and two were not standing for re-election at the 2024 Annual Meeting (Marilyn S. Adler and Randall D. Sampson).

The Board nominated six directors for election at the 2024 Annual Meeting: Kevin O’Connor, Thomas J. Holland, Scott Honour, Henry B. Howard, Roger H.D. Lacey and Scott Maskin. Kevin O’Connor and Henry B. Howard were nominated by Scott Maskin, and the Board agreed to support each of these nominations in order to fill the vacancies that would be created by the departures of Marilyn S. Adler and Randall D. Sampson when their terms ended at the 2024 Annual Meeting.

As previously disclosed, due to quorum not being achieved at the 2024 Annual Meeting on July 1, 2024, the 2024 Annual Meeting was adjourned to Friday, July 19, 2024 at 10:00 a.m. Central Time. Following such adjournment, on July 2, 2024, Marilyn S. Adler informed the Company of her decision to resign from the Board effective as of July 2, 2024. On July 3, 2024, Randall D. Sampson informed the Company of his decision to resign from the Board effective as of July 3, 2024. Each of Ms. Adler’s and Mr. Sampson’s decision to resign was not the result of any dispute or disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. The Company thanks Ms. Adler and Mr. Sampson for their outstanding leadership, knowledge, and contributions to the Company throughout their tenure on the Board and wish Ms. Adler and Mr. Sampson all the best.

On July 8, 2024, the Board appointed Kevin O’Connor and Henry B. Howard to serve as directors of the Company beginning July 8, 2024, to fill the vacancies disclosed above created by the resignations of Ms. Alder and Mr. Sampson. Messrs. O’Connor and Howard will serve as directors until the 2024 Annual Meeting or until a successor is elected and qualified, subject to their earlier resignation or removal. Each of Messrs. O’Connor and Howard also remains a director nominee for election at the 2024 Annual Meeting, along with each of Messrs. Holland, Honour, Lacey and Maskin. Each nominee agreed to be named in the Proxy Statement and to serve if elected. If elected, each of the six nominees will hold office until the next Annual Meeting of Shareholders and the election of his successor.

Proxies cannot be voted for a greater number of persons than six, which is the number of nominees named in the Proxy Statement. Unless otherwise instructed, the persons named as proxies will vote all proxies received for the election of each of the nominees.

OUR BOARD OF DIRECTORS CONTINUES TO RECOMMEND THAT OUR SHAREHOLDERS VOTE “FOR” EACH OF THE BOARD’S DIRECTOR NOMINEES AS DESCRIBED UNDER PROPOSAL NO. 1: ELECTION OF DIRECTORS PROPOSAL IN THE PROXY STATEMENT.

Board Committee Changes

On July 8, 2024, the Board also appointed new committee members and chairpersons, with the following being the current composition of each of the Board’s standing committees:

Audit & Finance Committee	Compensation Committee	Nominating and Governance Committee
Kevin O’Connor(1)	Henry Howard(1)	Scott Honour(1)
Scott Honour(2)	Scott Honour	Thomas J. Holland
Henry Howard	Thomas J. Holland

(1) Indicates chairperson of committee

(2) Indicates Audit Committee Financial Expert

Board Diversity Matrix (as of July 9, 2024)

The following chart summarizes certain self-identified characteristics of the directors of the Company utilizing the categories and terms set forth in applicable Nasdaq rules and related guidance.

Total Number of Directors	6
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	—	6	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	—	6	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

Voting by Proxy for the 2024 Annual Meeting

If you have already voted by Internet, telephone, or mail, you do not need to take any action unless you wish to change your vote. Proxy voting instructions already returned by shareholders (via Internet, telephone, or mail) will remain valid and will be voted at the 2024 Annual Meeting unless revoked. Important information regarding how to change your vote and revoke proxies is available in the Proxy Statement under the caption “Questions and Answers about the Meeting – May I change my vote?” of the Proxy Statement.